UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   November 5, 2012

Legacy Reserves LP

(Exact name of registrant as specified in its charter)

Delaware	1-33249	16-1751069
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

303 W. Wall, Suite 1400
Midland, Texas	79701
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:   (432) 689-5200

NOT APPLICABLE

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                   Entry Into a Material Definitive Agreement.

Legacy Reserves Operating LP, a wholly owned subsidiary of Legacy Reserves LP (the “Partnership”), entered into a purchase and sale agreement dated as of November 5, 2012 with COG Operating LLC and Concho Oil & Gas LLC, each a wholly owned subsidiary of Concho Resources Inc., to acquire certain oil and natural gas properties in the Permian Basin for a contract price of $520 million, subject to customary purchase price adjustments (the “Acquisition”).  The properties have an estimated 25.6 MMBoe of proved reserves, 71% of which are proved developed producing, 14% of which are proved developed non-producing and 62% of which are oil. The properties are expected to produce 5,238 Boe/d in the three months ending March 31, 2013 (the Partnership’s expected first full quarter of ownership), from 1,584 producing wells yielding a total reserve-to-production ratio of approximately 13.4 years. The Partnership expects to operate approximately 90.5% of the properties based on proved reserves.

All of the reserves are located in counties in which the Partnership currently has operations or are adjacent thereto, and over 99.8% of the reserves are throughout the Permian Basin, including the Lower Abo play and the Deep Rock, Shafter Lake, Fullerton and Ackerly fields.  Given the significant geographic overlap with the Partnership’s existing properties, the Partnership expects to benefit from its operational expertise and existing field-level infrastructure. The Partnership believes the acreage associated with the properties supports substantial long-term development potential, including 236 currently identified development locations. The Partnership anticipates that the Acquisition will close in December 2012 with an effective date of October 1, 2012.  The Partnership expects to finance a portion of the Acquisition with equity financing and the remaining portion with borrowings under its existing revolving credit facility or, subject to market conditions, proceeds from the issuance of private or public debt securities. The Acquisition is subject to customary conditions to closing and there can be no assurance that all of the conditions to closing will be satisfied. The purchase and sale agreement also contains customary environmental indemnification provisions.

The information presented above is based on the Partnership’s internal evaluation and interpretation of reserve and other information regarding the properties provided to the Partnership in the course of its due diligence with respect to the Acquisition and has not been independently verified.

The Partnership anticipates that the Acquisition will add approximately $80 million of cash flow from operations in 2013 assuming (i) average NYMEX oil and natural gas prices of $88.77/Bbl and $4.03/Mcf respectively, (ii) regional price differentials, and (iii) operating costs of approximately $18.69/Boe, including production and ad valorem taxes and general and administrative expenses.

While the Partnership believes the anticipated reserve, production and cash flow estimates and its underlying assumptions are reasonable based upon its evaluation of information provided in connection with the Acquisition, actual reserves and cash flow from operations realized in 2013 from the Acquisition will be dependent on actual oil and gas prices, operating costs, well performance and the success of the Partnership’s anticipated developmental drilling program. Any such estimates are inherently uncertain and are subject to significant business, economic, regulatory, environmental and competitive risks and uncertainties that could cause actual results to differ materially from those the Partnership anticipates, as set forth in the paragraph below.

This Item 1.01 of Form 8-K contains forward-looking statements that are based on the Partnership’s current expectations, estimates and projections about its operations and the Acquisition. Words such as “anticipates,” “expects,” “intends,” “plans,” “targets,” “projects,” “believes,” “seeks,” “schedules,” “estimated,” and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, some of which are beyond the Partnership’s control and are difficult to predict. Among the important factors that could cause actual results to differ materially from those in the forward-looking statements are: realized oil and natural gas prices; production volumes, lease operating expenses, general and administrative costs and finding and development costs; future operating results and the factors set forth under the heading “Risk Factors” in the Partnership’s annual and quarterly reports filed with the Securities and Exchange Commission. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. The reader should not place undue reliance on these forward-looking statements, which speak only as of the date of this Form 8-K. Unless legally required, the Partnership undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Item 8.01      Other Events.

Also attached as Exhibit 99.1 is a presentation related to the Acquisition which is posted on the Partnership’s website. The presentation is incorporated herein by reference.

Item 9.01              Financial Statements and Exhibits.

(d)           Exhibits.

Exhibit Number	Description
Exhibit 99.1	Presentation dated November 7, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Legacy Reserves LP

	By:	Legacy Reserves GP, LLC,
its General Partner

Date: November 7, 2012	By:	/s/ Dan G. LeRoy
	Name:	Dan G. LeRoy
	Title:	Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit Number	Description
Exhibit 99.1	Presentation November 7, 2012